Exhibit 99.1

Investor Relations Contact:
Karin G. Van Vleet
(425) 256-5351
karin.vanvleet@symetra.com

Media Relations Contact:
Diana McSweeney
(425) 256-6167
diana.mcsweeney@symetra.com

SYMETRA REPORTS SECOND QUARTER 2015 RESULTS
AND ANNOUNCES SPECIAL DIVIDEND OF $0.50 PER SHARE

•	Retirement achieved record $1 billion in sales; Individual Life also posted strong sales growth.

•	Benefits loss ratio of 66.3% was in the target range on a larger premium base.

•	Deferred Annuities account values grew to $16.3 billion, from $14.3 billion a year ago, driving significant incremental investment margin.

•	Second quarter 2015 had net realized losses of $28.6 million, while second quarter 2014 had net realized gains of $25.3 million.

•	Tax credit investment strategy contributed to a tax benefit for the quarter.

BELLEVUE, Wash.—(July 30, 2015)—Symetra Financial Corporation (NYSE: SYA) today reported second quarter 2015 adjusted operating income1 of $49.6 million, or $0.43 per diluted share,1 compared with $55.3 million, or $0.48 per diluted share, for the second quarter of 2014.
For the second quarter of 2015, net income was $31.2 million, or $0.27 per diluted share, compared with $71.5 million, or $0.62 per diluted share, in the same period a year ago. After-tax realized losses totaled $18.4 million in the second quarter of 2015, compared with after-tax realized gains of $16.2 million in the second quarter of 2014. Net realized losses in the second quarter of 2015 were driven by losses on mark-to-market equities and on sales of fixed maturity securities, both of which generated net realized gains in the second quarter of 2014.

Summary Financial Results	Three Months Ended June 30		Six Months Ended June 30
(In millions, except per share data)	2015	2014	2015	2014
Net Income	$31.2	$71.5	$70.0	$150.8
Per Diluted Share of Common Stock	$0.27	$0.62	$0.60	$1.29
Adjusted Operating Income	$49.6	$55.3	$92.3	$121.0
Per Diluted Share of Common Stock	$0.43	$0.48	$0.80	$1.04

“Our second quarter operating results reflect a continuation of the solid fundamental trends of the first quarter. Benefits premiums rose over last year, and the loss ratio remained squarely in the target range. We achieved strong top-line growth in both the Individual Life Division and the Retirement Division—which posted a record $1 billion sales quarter," said Tom Marra, Symetra president and CEO.

“I am confident that we are on track to achieve our growth objectives for the year. Increased operating expenses are supporting higher levels of sales activity, and these are driving meaningful expansion in account values and revenues," Marra said.

Segment Pretax Adjusted Operating Income (Loss)	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2015	2014	2015	2014
Benefits	$19.3	$19.9	$37.8	$47.7
Retirement: Deferred Annuities	30.5	27.4	58.9	57.6
Retirement: Income Annuities	2.4	3.5	3.7	12.9
Individual Life	11.7	13.6	18.9	25.9
Other	(15.4)	(6.2)	(24.4)	(12.7)
Subtotal	$48.5	$58.2	$94.9	$131.4
Less: Income Tax Expense (Benefit)*	(1.1)	2.9	2.6	10.4
Adjusted Operating Income	$49.6	$55.3	$92.3	$121.0

* Represents the total provision (benefit) for income taxes adjusted for the tax effect on certain net realized gains (losses) at the U.S. federal income tax rate of 35%.

In the business discussions that follow, results for the second quarter of 2015 are compared with the second quarter of 2014, unless otherwise noted.

Benefits Division

•
Pretax adjusted operating income was $19.3 million for the quarter, compared with $19.9 million in the prior period. The loss ratio returned to the target range, up from a more favorable loss ratio last year. Growth in the medical stop-loss and group life and disability income businesses drove increases in premium revenues and related benefits and operating expenses. The ratio of operating expenses to premiums continued to improve.

•
Loss ratio of 66.3% for the quarter was in line with the target range of 65%–67%. The loss ratio for the prior period was 62.7%, which reflected the favorable performance of medical stop-loss business written in January 2013. From quarter to quarter, some variability in the loss ratio is expected.

•	Sales were $19.5 million for the quarter, compared with $26.1 million in the previous period.

Retirement Division: Deferred Annuities

•
Pretax adjusted operating income was $30.5 million for the quarter, up from $27.4 million in the previous period, due to growth in fixed indexed annuity (FIA) account values. Operating income also benefited from higher investment prepayment-related income. Supporting business growth, operating expenses increased relative to the same period last year.

•
Higher FIA account values contributed $6.5 million more to interest margin in the quarter, offset in part by $2.2 million of higher FIA-related deferred policy acquisition cost (DAC) amortization. Solid base interest spreads were maintained on traditional deferred annuity and FIA account values.

•	Prepayment-related income, net of amortization, was $5.1 million for the quarter, up from $1.9 million in the prior period.

•	Total account values were $16.3 billion at quarter-end, up from $14.3 billion a year ago. FIA account values reached $4.3 billion, up from $2.5 billion a year ago.

•
Sales for the quarter were $933.9 million, up sharply from $650.3 million in the year-ago quarter. Strong sales of FIA and traditional fixed annuities were driven by new product launches and continued expansion and increased penetration of the bank and broker-dealer distribution network.

Retirement Division: Income Annuities

•	Pretax adjusted operating income was $2.4 million for the quarter, down from $3.5 million in the prior-year period, due primarily to unfavorable mortality experience.

•	Mortality losses were $1.2 million for the quarter, compared with mortality gains of $0.8 million in the previous period. Mortality experience is expected to fluctuate from period to period.

•
Net investment income reflected $1.5 million of losses on hedge fund investments that were purchased in the third quarter of 2014. Investment prepayment-related income, net of amortization, was $1.8 million for the quarter, up from $0.7 million in the prior period.

•	Sales were $78.4 million for the quarter, down from $89.0 million in the prior period, as a result of a competitive market in the low interest rate environment.

Individual Life Division

•
Pretax adjusted operating income was $11.7 million for the quarter, down from $13.6 million in the year-ago period. Increased prepayment-related income was more than offset by higher operating expenses in support of divisional growth and a lower bank-owned life insurance (BOLI) base return on assets (ROA).

•
In the second quarter of 2014, BOLI ROA benefited from a $1.7 million reserve reduction related to 2004 purchase accounting (PGAAP). This PGAAP reserve was released over a 10-year period ending in the third quarter of 2014.

•	Prepayment-related income, net of amortization, was $3.6 million for the quarter, up from $1.3 million in the prior period.

•
Sales of individual life products were $15.1 million for the quarter, up from $9.1 million in the year-ago quarter, as a result of the success of Symetra's guaranteed universal life product in the brokerage general agency distribution network. Deposits from sales of corporate-owned life insurance (COLI) were $11.4 million for the quarter; there were no COLI deposits in the same period of last year.

Other

•
Pretax adjusted operating loss was $15.4 million for the quarter, compared with a loss of $6.2 million in the year-ago quarter. Net investment income was lower by $6.8 million, due primarily to higher losses on alternative investments and higher amortization of tax credit investments. Additionally, interest expense was higher as a result of increased debt.

Net Realized Gains (Losses)

•
Net realized losses were $28.6 million for the quarter, compared with net gains of $25.3 million in the prior period. These results reflect net losses on mark-to-market equities, which were $12.4 million for the quarter, compared with gains of $21.6 million in the year-ago period. Additionally, sales of fixed maturity securities generated losses in the current quarter, compared with gains in the prior year.

Income Taxes

•	Provision (benefit) for income taxes was a benefit of $11.0 million for the quarter, compared with an $11.7 million provision in the year-ago period.

•
Tax credits related to tax credit investments totaled $14.6 million and $13.9 million in the second quarters of 2015 and 2014, respectively. The tax credit investment strategy contributed after-tax income of $6.1 million in the current quarter and $7.7 million in the year-ago quarter.

Stockholders’ Equity

	As of
(In millions, except per share data)	June 30 2015	March 31 2015
Total Stockholders' Equity	$3,170.2	$3,550.7
Per Common Share	$27.30	$30.58
Adjusted Book Value[1]	$2,418.5	$2,397.9
Per Common Share[1]	$20.83	$20.65

•
Special Dividend — On July 27, 2015, Symetra's board of directors approved a special dividend of $0.50 per share, totaling $58.1 million. The dividend will be payable on or about August 28, 2015, to common shareholders of record as of the close of business on August 10, 2015.

•	No shares were repurchased by Symetra through its repurchase program during the second quarter of 2015. As of June 30, 2015, 6.9 million shares remained available under the current authorization.

•
Risk-based capital (RBC) ratio for Symetra Life Insurance Company at the end of second quarter 2015 was estimated at 450%. Statutory capital and surplus, including asset valuation reserve (AVR), was $2.4 billion.

2015 Earnings Outlook
Symetra expects full-year 2015 adjusted operating income per diluted share to be below the mid-point of the guidance range of $1.75 to $1.95.
Among the factors that could drive actual results toward the upper end, middle or lower end of the guidance range are:

•	duration of prolonged low interest rates, and timing and magnitude of changes in interest rates;

•	Benefits Division loss ratio;

•	mortality experience;

•	timing and levels of life and annuity sales;

•	persistency of the inforce book of business;

•	amount of prepayments in the investment portfolio;

•	amount of issuance and yields on commercial mortgage loans;

•	amount and timing of tax credit investments;

•	returns on alternative investments; and

•	capital management actions.
These expectations also are subject to the risks and uncertainties identified below.

Additional Financial Information
This press release, the second quarter 2015 financial supplement and financial review slides are posted on the company's website at http://investors.symetra.com. Investors are encouraged to review all of these materials.

Management to Review Results on Conference Call and Webcast
Symetra’s senior management team will discuss the company’s second quarter 2015 performance with investors and analysts on Friday, July 31, at 9:30 a.m., ET (6:30 a.m., PT). To listen by phone, dial 1-888-679-8033. For international callers, dial 617-213-4846. The passcode is 29087569. Participants are encouraged to pre-register for the call at www.symetra.com/earnings. Pre-registrants will be issued a PIN to use when dialing into the live call, which will provide quick access to the conference by bypassing the operator.
To listen to a live webcast of the conference call, go to http://investors.symetra.com. Listeners should go to the website at least 15 minutes before the call and test the compatibility of their computer. Links will be available to download any necessary audio software.
A replay of the webcast may be accessed beginning approximately one hour after the call ends by visiting http://investors.symetra.com.

Use of Non-GAAP Measures
1 Symetra uses both U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures to track the performance of its operations and financial condition. A reconciliation between each non-GAAP measure found in this presentation and the comparable GAAP measure can be found in the Financial Supplement accompanying this press release. The supplement is available for download on the company’s website at www.symetra.com on the Investor Relations page, under Financial Information, Quarterly Financial Results.
This press release references the following non-GAAP financial measures:

•
Adjusted operating income is defined by the company as net income, excluding after-tax net realized gains (losses) that are not reflective of the performance of the company’s insurance operations. The company excludes gains (losses) associated with the following: investment sales or disposals, investment impairments, changes in the fair value of mark-to-market investments and derivative investments (except for certain S&P 500 options), and changes in the fair value of embedded derivatives related to fixed indexed annuity products.

•	Adjusted operating income per diluted share is defined as adjusted operating income divided by diluted common shares outstanding.

•
Pretax adjusted operating income is defined as adjusted operating income on a pretax basis. It also represents the cumulative total of segment pretax adjusted operating income, which at the segment level is a GAAP measure.

•	Adjusted book value is defined as stockholders’ equity, less accumulated other comprehensive income (loss), or AOCI.

•	Adjusted book value per share is calculated as adjusted book value divided by common shares outstanding.
About Symetra
Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts, included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. The words “may,” “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict,” “potential” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements may include, among others, statements with respect to Symetra's:

•
estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts, as well as statements describing factors and conditions that might affect those forecasts;

•	trends in operations, financial performance and financial condition;

•	financial and operating targets or plans;

•	business and growth strategy, including prospective products, services and distribution partners, including statements about management’s intentions regarding those strategies; and

•
initiatives such as the previously announced stock repurchase program that are intended or expected to have various impacts upon financial condition, results of operations, and liquidity and capital resources.

These statements are based on various assumptions and analyses made by Symetra in light of information presently known to management, and considering management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to Symetra's expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, or that could cause management to deviate from currently expected or intended courses of actions, including, among others:

•
effects of fluctuations in interest rates, including a prolonged low interest rate environment or a rapidly rising interest rate environment, as well as management’s ability to anticipate and timely respond to any such fluctuations;

•	general economic, market or business conditions, including economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	effects of significant increases in corporate refinance activity, including bond prepayments;

•	performance of Symetra’s investment portfolio;

•	continued availability of quality commercial mortgage loan investments and Symetra’s continued capacity to invest in commercial mortgage loans;

•	Symetra’s ability to successfully execute on its strategies;

•	accuracy and adequacy of recorded reserves, including the actuarial and other assumptions upon which those reserves are established, adjusted and maintained;

•	persistency of Symetra's inforce blocks of business;

•	deviations from assumptions used in setting prices for insurance and annuity products or establishing cash flow testing reserves;

•	continued viability of certain products under various economic, regulatory and other conditions;

•	market pricing and competitive trends related to insurance products and services;

•	effects of implementation of the Patient Protection and Affordable Care Act, including the direct effects upon Symetra's business, but also including the effects upon competitors and customers;

•	changes in assumptions that affect the timing of amortization of deferred policy acquisition costs and deferred sales inducements;

•	financial strength or credit ratings changes, particularly of Symetra but also of other companies in its industry sector;

•	retention of key personnel and distribution partners;

•	availability and cost of capital and financing;

•	adequacy and collectibility of reinsurance that we have purchased, as well as the continued availability and cost of reinsurance coverage;

•	continued availability of tax credit investments, and the continuation of current tax treatment of such investments;

•
changes in laws or regulations, or their interpretation, including those that could increase Symetra's business costs, reserve levels and required capital levels, or that could restrict the manner in which it does business;

•
effects of the U.S. Department of Labor’s proposed rule expanding the circumstances in which a person is considered a fiduciary with respect to distribution of IRAs and employer-sponsored retirement plans, including the effects upon Symetra’s distributors, competitors and customers;

•	ability of Symetra's subsidiaries to pay dividends to Symetra;

•	Symetra’s ability to implement effective risk management policies and procedures, including hedging strategies;

•
Symetra's ability to maintain adequate telecommunications, information technology, or other operational systems, including during the transition of IT services to a combination of new service providers and internal management;

•	Symetra's ability to prevent or timely detect and remediate any unauthorized access to or disclosure of customer information and other sensitive business data;

•	initiation of regulatory investigations or litigation against Symetra and the results of any regulatory proceedings;

•	effects of changes in national monetary and fiscal policy;

•	effects of implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

•
risks that are described from time to time in Symetra's filings with the U.S. Securities and Exchange Commission, including those in Symetra's 2014 Annual Report on Form 10-K and 2015 Quarterly Reports on Form 10-Q.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.
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Symetra Financial Corporation
Consolidated Income Statement Data
(in millions, except per share data)
(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014
Revenues
Premiums	$178.8	$154.7	$359.1	$308.5
Net investment income	330.4	319.0	654.4	643.4
Policy fees, contract charges and other	54.4	48.1	106.0	94.7
Net realized gains (losses)	(28.6)	25.3	(34.8)	46.0
Total revenues	535.0	547.1	1,084.7	1,092.6
Benefits and expenses
Policyholder benefits and claims	138.2	110.1	280.3	211.3
Interest credited	242.9	236.3	478.1	470.5
Other underwriting and operating expenses	100.0	92.6	199.2	180.5
Interest expense	11.0	8.3	22.2	16.5
Amortization of deferred policy acquisition costs	22.7	16.6	44.3	36.5
Total benefits and expenses	514.8	463.9	1,024.1	915.3
Income from operations before income taxes	20.2	83.2	60.6	177.3
Provision (benefit) for income taxes	(11.0)	11.7	(9.4)	26.5
Net income	$31.2	$71.5	$70.0	$150.8
Net income per common share
Basic	$0.27	$0.62	$0.60	$1.29
Diluted	$0.27	$0.62	$0.60	$1.29
Weighted-average number of common shares outstanding
Basic	116.127	115.961	116.014	116.706
Diluted	116.130	115.964	116.017	116.710
Cash dividends declared per common share	$0.11	$0.10	$0.22	$0.20
Non-GAAP financial measures
Adjusted operating income	$49.6	$55.3	$92.3	$121.0
Reconciliation to net income
Net income	$31.2	$71.5	$70.0	$150.8
Less: Excluded realized gains (losses) (net of taxes)*	(18.4)	16.2	(22.3)	29.8
Adjusted operating income	$49.6	$55.3	$92.3	$121.0

* Excluded realized gains (losses) are reported net of taxes of $(9.9) and $8.8 for the three months ended June 30, 2015 and 2014, respectively and $(12.0) and $16.1 for the six months ended June 30, 2015 and 2014, respectively.

Symetra Financial Corporation
Consolidated Balance Sheet Data
(in millions, except per share data)
(unaudited)

	June 30 2015	December 31 2014
Assets
Total investments	$31,443.6	$30,634.3
Other assets	1,692.4	1,417.6
Separate account assets	933.1	949.8
Total assets	$34,069.1	$33,001.7
Liabilities and stockholders’ equity
Policyholder liabilities	$28,551.2	$27,276.0
Notes payable	697.4	697.2
Other liabilities	717.2	718.1
Separate account liabilities	933.1	949.8
Total liabilities	30,898.9	29,641.1
Common stock and additional paid-in capital	1,475.5	1,470.7
Treasury stock	(134.6)	(134.6)
Retained earnings	1,077.6	1,033.9
Accumulated other comprehensive income, net of taxes	751.7	990.6
Total stockholders' equity	3,170.2	3,360.6
Total liabilities and stockholders’ equity	$34,069.1	$33,001.7
Book value per common share*	$27.30	$29.02
Non-GAAP financial measures
Adjusted book value	$2,418.5	$2,370.0
Reconciliation to stockholders’ equity
Total stockholders’ equity	$3,170.2	$3,360.6
Less: AOCI	751.7	990.6
Adjusted book value	$2,418.5	$2,370.0
Adjusted book value per common share **	$20.83	$20.47

* Book value per common share is calculated as stockholders’ equity divided by common shares outstanding. These shares totaled 116.134 and 115.797 as of June 30, 2015 and December 31, 2014, respectively.

** Adjusted book value per common share, is calculated as adjusted book value divided by common shares outstanding. These shares totaled 116.134 and 115.797 as of June 30, 2015 and December 31, 2014, respectively.